Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BOINGO WIRELESS, INC.,

a Delaware Corporation

Boingo Wireless, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.              The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting in its entirety Article VI of the Amended and Restated Certificate of Incorporation and inserting the following in lieu thereof:

“ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board and may not be fixed by any other person(s).

B.            Commencing at the annual meeting of stockholders to be held in 2018 (each annual meeting of stockholders, an “Annual Meeting”), subject to the special rights of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. Notwithstanding the preceding sentence, but subject to the rights, if any, of the holders of any series of the Preferred Stock then outstanding, any director in office at the 2018 Annual Meeting whose term expires at the 2019 Annual Meeting or the 2020 Annual Meeting (each such director, a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.

C.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders).  Directors so chosen shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal.  Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

D.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E.             Subject to the rights, if any, of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.  Notwithstanding the foregoing, to the fullest extent permitted by applicable law, until the expiration of the term of any director elected to serve a three-year term (or any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or other removal of any such director) at the 2018 Annual Meeting, 2019 Annual Meeting or 2020 Annual Meeting, as the case may be, such director (or such director appointed to fill such vacancy) may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.”

2.                                      The Board of Directors duly adopted resolutions in accordance with Sections 141 and 242 of the General Corporation Law, approving the foregoing amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

3.                                      The stockholders of the Corporation duly adopted resolutions, at an annual meeting and in accordance with sections 211 and 242 of the General Corporation Law, approving the foregoing amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed this 9th day of June, 2017.

BOINGO WIRELESS, INC.

/s/ David Hagan
David Hagan
Chief Executive Officer